EXHIBIT 21.1

SUBSIDIARIES OF AOL INC.

AOL Inc. (“AOL”) maintains over 100 subsidiaries. Set forth below are the names of certain controlled subsidiaries, at least 50% owned, directly or indirectly, of AOL as of December 31, 2010 that carry on a substantial portion of AOL’s lines of business. The names of various consolidated wholly-owned subsidiaries have been omitted. None of the foregoing omitted subsidiaries, considered either alone or in the aggregate, constitutes a significant subsidiary.

Name	State or Other Jurisdiction of Incorporation

AOL Inc. (Registrant)	Delaware

5 Minutes Ltd.	Israel
5 Minutes Inc.	Delaware
About.me, Inc.	Delaware
AOL Advertising Inc.	Maryland
ADTECH AG	Germany
ADTECH UK Limited	United Kingdom
ADTECH Sweden AB	Sweden
AdTech US, Inc.	Delaware
Advertising.com LLC	Delaware
AOL Canada Corp.	Canada
AOL Europe S.à r.l	Luxembourg
ADTECH France SNC	France
AOL (UK) Limited	United Kingdom
AOL Deutschland Medien GmbH	Germany
AOL Fulfillment Services LLC	Delaware
AOL International Finance Limited	United Kingdom
AOL Online India Private Limited	India
AOL Ventures I, LLC	Delaware
CompuServe Interactive Services, Inc.	Delaware
InfoInterActive Corp.	Nova Scotia
AOL Canada Inc.	Canada
MapQuest, Inc.	Delaware
MapQuest PA, Inc.	Delaware
Netscape Communications Corporation	Delaware
AOL Global Operations Limited	Ireland
AOL Online Japan, Ltd.	Japan
Nullsoft, Inc.	Arizona
Patch Media Corporation	Delaware
Pictela, Inc.	Delaware
Socialthing, Inc.	Delaware

Spinner Networks Incorporated	California
StudioNow, Inc.	Delaware
Surphace Inc.	Delaware
TechCrunch, Inc.	Delaware
The Relegence Corporation	Delaware
AOL Relegence Israel Ltd.	Israel
Thing Labs, Inc.	Delaware
Transatlantic Web Services Inc.	Delaware
Truveo, Inc.	Delaware
Userplane Technology, LLC	Delaware
Totekasche Holdings, Inc. d/b/a Userplane	Delaware
Weblogs Inc. LLC	Delaware
wow.com LLC	Delaware
Yedda, Inc.	Delaware
Yedda Technologies-Knowledge Management Services (Y.O.D.E.A. 2006) Ltd.	Israel